Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal Third Quarter Ended January 31, 2014

Pennington, NJ – March 14, 2014 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its Fiscal 2014 third quarter and the nine months ended January 31, 2014.

Highlights

●

OPT recently announced that an amended grant agreement related to its planned wave power station project off the coast of Australia was signed with the Australian Renewable Energy Agency ("ARENA"). This amended agreement is a Deed of Variation to the original Funding Deed through which a A$66.5 million grant was previously awarded to Victorian Wave Partners Pty Ltd ("VWP"), a project-specific operating entity wholly-owned by Ocean Power Technologies (Australasia) Pty Ltd (“OPTA”, which is 88% owned by OPT). Payments to VWP under the grant require completion of specific project milestones. VWP has been conducting site surveys toward meeting the requirements for licenses and approvals. In addition, it is assessing prospective power purchase agreements with local industries and utilities and is working with financial advisors in connection with efforts to raise the required additional project funding. For this project Lockheed Martin will provide overall project management.

●

During the quarter, the Company began work under a contract received from Mitsui Engineering & Shipbuilding (“MES”) for the design and delivery of key components of a PowerBuoy for deployment off the coast of Japan.

●

The Autonomous Power group completed ocean testing of a novel generation system for low power requirements in connection with a Small Business Innovation Research (SBIR) Phase 1 contract from the U.S. Department of Defense. Work was also conducted on the development of advanced control algorithms as part of a U.S. Department of Energy SBIR Phase 1 contract. This advanced control work will also support the Utility Power group.

●	OPT’s contract backlog remained stable at $5.6 million as of January 31, 2014 compared to $5.8 million as of October 31, 2013.

●

During the quarter ended January 31, 2014 and in February 2014, the Company strengthened its balance sheet through the sale of $6.3 million of common stock under its existing At the Market (“ATM”) offering facility with Ascendiant Capital Markets.

●	The Company also announced that it recently received approximately $1.75 million through the State of New Jersey's Business Tax Certificate Transfer Program.

●	The Company also announced the hiring of two executives during the quarter.

—

David R. Heinz was appointed to the position of Vice President, Autonomous Power. Mr. Heinz previously held the position of Vice President and General Manager of the Maritime Systems division of iRobot Corp., a maker of underwater autonomous vehicles. Previously Mr. Heinz served as a Major General in the U.S. Marine Corps, where he ran large acquisition programs, performed oversight of worldwide military operations, and had tours with aviation squadrons in combat situations.

—

Mark A. Featherstone was appointed to the position of Chief Financial Officer. Mark brings to the Company significant experience as a senior finance and accounting officer at private and public companies, including Heat Transfer Products Group, Quaker Chemical Corporation, Coty Inc., and Scott Paper Company.

“We are very grateful for the support of the Australian Government and ARENA in working with us to make positive improvements to the funding deed and for their supporting our unique and game-changing technology”, said Charles F. Dunleavy, Chief Executive Officer of OPT. “This new agreement significantly improves our ability to attract investors during the early stages of the project. We also appreciate the involvement of Lockheed Martin and its continuing efforts as the project enters its next phase.” Dunleavy continued, “During the quarter we have also taken important steps to improve the Company’s execution capability with the hiring of experienced members of the executive team and expanding our capital base.”

Financial Review

OPT’s contract backlog as of January 31, 2014 was $5.6 million, compared to $5.8 million as of October 31, 2013 and $4.3 million as of January 31, 2013. We anticipate that a significant portion of our backlog will be recognized as revenues over a period exceeding 12 months. Approximately $1.2 million of our backlog at January 31, 2014, is for our Oregon project; our continuation of work on this project and the prospective realization of that backlog as revenues will depend on certain factors, including the resolution of regulatory matters, the availability of additional funding to specifically enable completion of this project and the outcome of discussions with key project stakeholders. Backlog includes funded amounts and unfunded amounts that are expected to be funded in the future, but the current backlog is fully funded. The Company’s contract backlog consists largely of cost-sharing contracts to support product development.

Results for the Fiscal Third Quarter Ended January 31, 2014

For the three months ended January 31, 2014, OPT reported revenue of $0.2 million as compared to revenue of $0.9 million for the three months ended January 31, 2013. This decrease related primarily to a lower level of external funding for the Company’s PowerBuoy development projects, a decline in revenue tied to OPT’s prospective PowerBuoy deployment off Reedsport, Oregon, which has been suspended pending resolution of regulatory, financial and other matters, and a decline in revenue from the Company’s project off the coast of Spain. These decreases were partially offset by an increase in revenue associated with OPT’s project with Mitsui Engineering & Shipbuilding.

The net loss for the three months ended January 31, 2014 was $0.8 million as compared to a net loss of $1.5 million for the three months ended January 31, 2013. The favorable decrease in the Company’s net loss year-over-year reflects lower selling, general and administrative costs, with the decline due primarily to decreased employee-related costs. In addition, the Company reported a higher income tax benefit due to the sale of New Jersey net operating tax losses and research and development tax credits.

Results for the Nine Months Ended January 31, 2014

For the nine months ended January 31, 2014, OPT reported revenues of $1.1 million as compared to revenues of $3.2 million for the nine months ended January 31, 2013. This decrease primarily reflects a decline in revenue related to the suspension of the Company’s project off the coast of Oregon, decreased billable work for OPT’s PowerBuoy development projects, the completion of specific project work with Mitsui Engineering & Shipbuilding in the prior fiscal year, and a decrease in revenue related to the Company’s project off the coast of Spain.

The net loss was $7.9 million for the nine months ended January 31, 2014 compared to $10.6 million for the same period in the prior year. This decrease in net loss was due primarily to a decline in product development costs associated with OPT’s project in Oregon, a decline in selling, general and administrative expense related primarily to lower employee-related costs, and to a higher income tax benefit due to the sale of New Jersey net operating tax losses and research and development tax credits.

Cash and Investments

On January 31, 2014, total cash, cash equivalents, restricted cash and marketable securities were $19.6 million, as compared to $21.7 million as of April 30, 2013. Net cash used in operating activities was $8.1 million and $8.2 million for the nine months ended January 31, 2014 and 2013, respectively. Net cash used was slightly lower in the current nine-month period relative to the corresponding prior year period due to a reduction in the net loss. In addition, the Company raised $2.5 million during the Fiscal 2014 third quarter and an additional $3.8 million in February 2014, through the sale of stock under its ATM facility with Ascendiant Capital Markets. During Fiscal 2014, the Company has raised approximately $9.7 million through the sale of stock under its ATM Facility.

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q that will be filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

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Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today. The call will be available by telephone at 877-703-6105 (toll free in the U.S.) or 857-244-7304 (for international callers), using passcode 83002254. Investors may also access a webcast by visiting the Company's website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888-286-8010 (toll free in the U.S.) or 617-801-6888 (for international callers), replay passcode 38530279, beginning at 2:00 p.m. Eastern on March 14, 2014.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from more than 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of strategies, plans, project implementation, fundraising, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Company Contact: Mark A. Featherstone, Chief Financial Officer of OPT	Telephone: +1 609 730 0400

Consolidated Balance Sheets as of

January 31, 2014 and April 30, 2013

ASSETS	January 31, 2014	April 30, 2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$5,916,638	$6,372,788
Marketable securities	11,496,164	13,996,705
Accounts receivable, net	8,499	796,332
Unbilled receivables	333,139	127,598
Other current assets	327,190	152,962

Total current assets	18,081,630	21,446,385

Property and equipment, net	562,586	700,968
Patents, net	884,679	1,044,902
Accounts receivable	209,906	—
Restricted cash	2,149,992	1,366,256
Other noncurrent assets	427,736	272,548

Total assets	$22,316,529	$24,831,059

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$280,102	$510,031
Accrued expenses	3,599,451	3,900,623
Unearned revenues	667,666	1,117,115
Current portion of long-term debt	100,000	100,000

Total current liabilities	4,647,219	5,627,769

Long-term debt	175,000	250,000
Long-term unearned revenues	252,164	232,033
Deferred credits	600,000	600,000

Total liabilities	5,674,383	6,709,802

Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 12,741,217 and 10,403,215 shares, respectively	12,741	10,403
Treasury stock, at cost; 37,852 and 33,771 shares, respectively	(130,707)	(123,893)
Additional paid-in capital	165,663,826	159,155,365
Accumulated deficit	(148,431,628)	(140,671,311)
Accumulated other comprehensive loss	(213,697)	(79,786)

Total Ocean Power Technologies, Inc. stockholders’ equity	16,900,535	18,290,778

Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd…	(258,389)	(169,521)

Total equity	16,642,146	18,121,257

Total liabilities and stockholders’ equity	$22,316,529	$24,831,059

Consolidated Statements of Operations

For the Three and Nine Months Ended January 31, 2014 and 2013

(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
Revenues	$199,622	865,553	$1,124,157	3,208,248
Cost of revenues	193,213	890,051	1,115,925	3,116,188

Gross profit (loss)	6,409	(24,498)	8,232	92,060

Operating expenses:
Product development costs	785,946	601,748	3,666,980	5,466,742
Selling, general and administrative costs	1,771,560	2,367,849	6,128,211	6,856,815

Total operating expenses	2,557,506	2,969,597	9,795,191	12,323,557

Operating loss	(2,551,097)	(2,994,095)	(9,786,959)	(12,231,497)
Interest income, net	3,336	21,804	6,573	112,116
Foreign exchange gain	23,448	21,778	152,575	16,196
Loss before income taxes	(2,524,313)	(2,950,513)	(9,627,811)	(12,103,185)
Income tax benefit	1,745,895	1,453,243	1,745,895	1,453,243
Net loss	(778,418)	(1,497,270)	(7,881,916)	(10,649,942)

Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	38,628	31,499	121,599	96,578

Net loss attributable to Ocean Power Technologies, Inc	$(739,790)	(1,465,771)	$(7,760,317)	(10,553,364)

Basic and diluted net loss per share	$(0.06)	(0.14)	$(0.71)	(1.02)

Weighted average shares used to compute basic and diluted net loss per share	12,163,239	10,304,277	10,995,525	10,300,626

Consolidated Statements of Cash Flows

For the Nine Months Ended January 31, 2014 and 2013

(Unaudited)

	Nine Months Ended January 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(7,881,916)	$(10,649,942)

Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange gain	(152,575)	(16,196)
Depreciation and amortization	321,237	376,105
Loss on disposals of property, plant and equipment	―	310
Treasury note premium amortization	5,391	27,598
Compensation expense related to stock option grants and restricted stock	569,540	755,570
Allowance for doubtful accounts receivable	(296,174)	―
Changes in operating assets and liabilities:
Accounts receivable	664,225	405,354
Long-term receivables	209,906	―
Unbilled receivables	(205,541)	(302,215)
Other current assets	(176,254)	526,232
Other noncurrent assets	(141,788)	(48,803)
Accounts payable	(229,680)	(32,503)
Accrued expenses	(305,655)	511,490
Unearned revenues	(452,864)	(608,275)
Long-term unearned revenues	20,131	841,524

Net cash used in operating activities	$(8,052,017)	$(8,213,751)

Cash flows from investing activities:

Purchases of marketable securities	(18,494,272)	(12,680,022)
Maturities of marketable securities	20,989,422	20,913,831
Restricted cash	(745,000)	75,000
Purchases of equipment	(21,191)	(387,626)

Net cash provided by investing activities	1,728,959	7,921,183

Cash flows from financing activities:

Proceeds from the sale of common stock, net of issuance costs	5,933,259	―
Proceeds from the exercise of stock options	8,000	―
Repayment of debt	(75,000)	(75,000)
Acquisition of treasury stock	(6,814)	(21,505)

Net cash provided by (used in) financing activities	5,859,445	(96,505)

Effect of exchange rate changes on cash and cash equivalents	7,463	(9,446)

Net decrease in cash and cash equivalents	(456,150)	(398,519)

Cash and cash equivalents, beginning of period	6,372,788	9,353,460

Cash and cash equivalents, end of period	$5,916,638	$8,954,941

Supplemental disclosure of noncash investing and financing activities:

Capitalized purchases of equipment financed through accounts payable and accrued expenses	―	$6,681